WEI HOLDINGS, INC.
                      19701 Hamilton Avenue
                    Torrance, California 90509


                         January 17, 1995



Mr. Jerry E. Goldress
c/o Wherehouse Entertainment, Inc.
19701 Hamilton Avenue
Torrance, California 90509

     Re:  Non-qualified Stock Options

Dear Jerry:

     I am pleased to confirm the grant to you of an option to purchase 30,000 shares of common stock, $.10 par value per share, (the "Common Stock"), of WEI Holdings, Inc. (the "Corporation") at a per share exercise price of $44, upon the terms and condi-tions that follows (the "Option").

     1. The Option is fully vested and exercisable in full immediately. The term of the Option shall expire on October 1, 2003.

     2. The Option shall not be transferred (other than to your estate), assigned, pledged or hypothecated in any way, and shall not be subject to execution, attachment or similar process.

     3. The Option shall be exercised by giving written notice to the Corporation at its execution offices. Payment shall be made in full in cash. The Corporation shall collect from you all federal and state taxes, if any, required to be withheld in connection with an exercise of the Option prior to delivery of any shares upon such exercise. In addition, you agree to take such actions and to execute such documents in connection with the exercise of the Option as counsel for the Corporation may reason-ably deem necessary for compliance with all applicable laws, rules and regulations, including federal and state securities laws.

     4. All shares of Common Stock issued upon exercise of the Option shall not be transferable (other than to your estate), assignable, pledged or hypothecated in any way, and shall not be subject to execution, attachment or similar process, prior to the occurrence of an Initial Public Offering (as defined in the Stockholders' Agreement among the Corporation, ML Investors (as defined therein) and certain others party thereto, dated as of June 11, 1992 (the "Stockholders' Agreement"), a copy of which has previously been provided to you.)


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WEI Holdings, Inc.
Page 2


     5. The Corporation acknowledges that you are not a party to the Stockholders' Agreement. Notwithstanding the previous sentence, the Corporation agrees to provide you, in connection with the shares of Common Stock issuable upon exercise of the Option, with the incidental registration rights contained in
Section 5.2 of the Stockholders' Agreement, to the extent that such rights do not conflict with any other registration rights granted by the Corporation at any time, and you and the Corpora-tion agree to comply with the provisions of Sections 5.3 through
5.5 of the Stockholders' Agreement in connection with any such registration.

     6. The Option is a non-qualified stock option and is not intended to constitute an incentive stock option. You acknow-ledge that the Option is not being granted pursuant to the WEI Holdings, Inc. Management Stock Option Plan effective June 11, 1992, as amended (the "Plan," a copy of which was previously provided to you), or any other plan or program of the Corpora-tion.

     7. The grant of the Option and the issuance of shares of Common Stock upon the exercise thereof are expressly conditioned upon compliance with all applicable laws, rules and regulations, including federal and state securities laws, and agreements to which the Corporation is a party, and, if the Corporation is unable to comply therewith after making reasonable effort to do so, it may decline to allow the exercise of the option until it is able to effect such compliance. If it is ultimately deter-mined, in the sole judgment of the Corporation, that it cannot reasonably effect such compliance, the Corporation shall have no liability to you herewith.

     8. You agree that you will acquire the shares of Common Stock issuable upon exercise of the Option for investment purposes only and not with a view to resale or other distribution thereof to the public in violation of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will not dispose of any such shares in any transaction that, in the opinion of counsel to the Corporation, would violate the Exchange Act, or the rules and regulations thereunder, or any applicable state securities, or "blue sky," laws.

     9. In the event of the declaration of any stock dividend on the Common Stock or in the event of any reorganization, merger, consolidation, acquisition, separation, recapitalization, split-up, combination or exchange of the Common Stock or like adjustment, the number of shares issuable upon exercise of the Option, and the exercise price of the Option, shall be adjusted by appropriate changes in the Option (including the substitution of cash or other property for shares). Any such adjustment to the Option or exercise price shall be made by action of the Board of Directors or the Compensation Committee of the Corporation, whose determination shall be conclusive.


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WEI Holdings, Inc.
Page 3


     10. You acknowledge that you shall not have any rights as a stockholder with respect to the Option or the shares of Common Stock issuable upon exercise of the Option until such shares are issued and paid in full, and that nothing in this Agreement shall be deemed to confer on you any right to employment with the Corporation.

     11. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     If you agree with the terms set forth in this letter, please execute and return the enclosed copy of this letter, at which time this letter (including the grant of the Option) shall constitute a binding agreement between the parties hereto.

                                   Very truly yours,

                                   WEI HOLDINGS, INC.



                                   By:  /s/ Anne E. McLaughlin

                                   -----------------------------
                                   Anne E. McLaughlin
                                   Vice President, Treasurer
                                   and Secretary



AGREED AND ACCEPTED:



 /s/ Jerry E. Goldress
- --------------------------
Jerry E. Goldress